Exhibit 4.2

Execution Version

This FIRST INDENTURE SUPPLEMENT, dated as of April 30, 2021 (this “Indenture Supplement”), is entered into by and among Aphria Inc., a corporation existing under the Business Corporations Act (Ontario), as issuer (the “Company”), Tilray, Inc., a Delaware corporation (the “Parent Guarantor”), and GLAS Trust Company LLC, as trustee under the Indenture (together with its successors in such capacity, the “Trustee”), supplements the Existing Indenture referred to below. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Indenture.

RECITALS

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of April 23, 2019 (as amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Existing Indenture” and, as amended by this Indenture Supplement, the “Indenture”), by and between the Company and the Trustee.

WHEREAS, on or about the date hereof, the Parent Guarantor will acquire all of the outstanding Common Shares of the Company (the “Combination”) pursuant to that certain Arrangement Agreement dated December 15, 2020, between the Company and the Parent Guarantor (as amended by that certain Amendment No. 1 to Arrangement Agreement and Plan of Arrangement dated February 19, 2021, the “Arrangement Agreement”).

WHEREAS, pursuant to the terms and conditions of the Arrangement Agreement and subject to the terms and conditions therein, at the effective time of the Combination (the “Effective Time”), each Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.8381 of a share of Class 2 common stock, par value $0.0001 per share, of the Parent Guarantor (the “Parent Guarantor Common Stock”).

WHEREAS, the Combination constitutes a Share Exchange Event under the Indenture.

WHEREAS, pursuant to Sections 10.01(i) and 13.07(a) of the Existing Indenture, the Trustee and the Company, without the consent of the Holders, may enter into one or more supplemental indentures in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 13.02 of the Existing Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 13.07 of the Existing Indenture.

WHEREAS, the Combination does not constitute a Fundamental Change under the Indenture.

WHEREAS, the Parent Guarantor wishes to become party to the Indenture as a guarantor in connection with the Combination.

WHEREAS, pursuant to Section 10.01(c) of the Existing Indenture, the Trustee and the Company, without the consent of the Holders, may enter into one or more supplemental indentures to add guarantees with respect to the Notes.

WHEREAS, the Company wishes to amend the Existing Indenture as set forth in this Indenture Supplement, and the Company has requested that the Trustee execute and deliver this Indenture Supplement.

WHEREAS, the conditions set forth for entry into a supplemental indenture pursuant to Sections 10.05 and 16.05 of the Indenture have been satisfied.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

I.          Amendments.

(a)          In connection with the Combination, the Existing Indenture is hereby amended such that at and after the Effective Time “Reference Property” shall mean the Parent Guarantor Common Stock, and “unit of Reference Property” shall mean 0.8381 share of Parent Guarantor Common Stock for each one (1) Common Share outstanding as of immediately prior to the Effective Time.

(b)          Pursuant to Section 13.07 of the Existing Indenture, as a result of the Combination:

(i)          at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of units of Reference Property equal to the Conversion Rate in effect immediately prior to the Effective Time;

(ii)          at and after the Effective Time (1) the Company shall continue to have the right to determine the Settlement Method applicable upon conversion of Notes in accordance with Section 13.02 of the Existing Indenture; and (2)(A) any amount payable in cash upon conversion of the Notes in accordance with Section 13.02 of the Existing Indenture shall continue to be payable in cash, (B) any Common Shares that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 13.02 of the Existing Indenture shall instead be deliverable in units of Reference Property, and (C) the Daily VWAP shall be calculated based on the value of a unit of Reference Property;

(iii)          the definitions of “Scheduled Trading Day,” “Trading Day” and “Market Disruption Event” shall be determined by reference to the Parent Guarantor Common Stock; and

(iv)          the provisions of the Existing Indenture, as modified herein, including without limitation, (1) all references and provisions respecting the terms “Common Shares,” “Conversion Price,” “Conversion Rate,” and “Last Reported Sale Price” and (2) the provisions of Article 14 of the Existing Indenture shall continue to apply, mutatis mutandis, to the Holders’ right to convert their respective Notes into the Reference Property.

(c)          As and to the extent required by Section 13.07(a) of the Existing Indenture, the Conversion Rate shall be subject to anti-dilution and other adjustments with respect to the Reference Property that shall be as nearly equivalent as is possible to the adjustments provided for in Article 13 of the Existing Indenture.

(d)          References to the “Company” and to “Common Shares” in the definition of “Fundamental Change” in Section 1.01 of the Existing Indenture shall instead be references to the “Parent Guarantor” and the “Parent Guarantor Common Stock,” respectively.  Except as amended hereby, the purchase rights set forth in Article 14 of the Existing Indenture shall continue to apply.

(e)          The Existing Indenture is hereby amended such that, at and after the Effective Time, subject to the provisions of this Section I(e), the Parent Guarantor absolutely, irrevocably and unconditionally guarantees to each Holder and to the Trustee the full and punctual payment (whether at an installment date or the Maturity Date, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium, interest and all other amounts that may come due and payable under each Note and the full and punctual payment of all other amounts payable by the Company under the Indenture as they come due. Upon failure by the Company to pay punctually any such amount, the Parent Guarantor shall, without duplication, forthwith pay the amount not so paid at the place and time and in the manner specified in the Indenture. This Section I(e) constitutes a direct, general, and unconditional primary obligation of the Parent Guarantor which will at all times rank at least pari passu with all other present and future senior unsecured obligations of the Parent Guarantor, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

(i)          Guaranty Unconditional.  To the extent permitted by applicable law, the obligations of the Parent Guarantor under this Section I(e) are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(1)          any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(2)          any modification or amendment of or supplement to the Indenture or any Note;

(3)          any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization, plan of arrangement or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(4)          the existence of any claim, set-off or other rights which any of the Parent Guarantor may have at any time against the Company, the Trustee or any other person, whether in connection with the Indenture or any unrelated transactions, provided, that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5)          any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture;

(6)          any other act or omission to act or delay of any kind by the Company, the Trustee or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to any of the Parent Guarantor’s obligations under this Section I(e); or

(7)          any defenses (other than full and unconditional payment) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Section I(e) or the Indenture.

(ii)          Discharge Reinstatement.  Subject to Section I(e)(vii), the Parent Guarantor’s obligations under this Section I(e) will remain in full force and effect until the principal of, premium (if any), and interest on the Notes and all other amounts payable by the Company under the Indenture have been indefeasibly paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, arrangement or reorganization of the Company or otherwise, the Parent Guarantor’s obligations under this Section I(e) with respect to such payment will be reinstated as though such payment had been due but not made at such time.

(iii)          Waiver by the Parent Guarantor.  To the extent permitted by applicable law, the Parent Guarantor unconditionally and irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the Company or any other person. This this Section I(e) constitutes a guarantee of payment and not of collection.

(iv)          To the extent permitted by applicable law, the Parent Guarantor expressly waives irrevocably and unconditionally:

(1)          Any right it may have to first require any Holder of the Notes to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Company or any other person (including the Parent Guarantor or any other guarantor) before claiming it under the Indenture; and

(2)          Any right to which it may be entitled to have the assets of the Company or any other person (including any other guarantor) first be used, applied or depleted as payment of the Company’s or the Parent Guarantor’s obligations hereunder, prior to any amount being claimed from or paid by the Parent Guarantor  under this Section I(e).

(v)          Subrogation and Contribution.  Upon making any payment with respect to any obligation of the Company under this Section I(e), the Parent Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation; provided, however, that the Parent Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) interest, additional amounts on all Notes and any other amounts due under the Indenture shall have been paid in full.

(vi)          Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Parent Guarantor forthwith on demand by the Trustee.

(vii)          Release of the Parent Guarantor.  The guaranty of the Parent Guarantor under this Section I(e) will automatically and unconditionally be released without the need for any action by any party:

(1)          upon a liquidation or dissolution of the Parent Guarantor; and

(2)          upon payment in full of the aggregate principal amount of all notes then outstanding and all other obligations under the Indenture and the notes then due and owing.

II.          Governing Law.

THIS INDENTURE SUPPLEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE SUPPLEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

III.          Execution in Counterparts.

This Indenture Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture Supplement and of signature pages by facsimile or PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture Supplement as to the parties hereto and may be used in lieu of the original Indenture Supplement for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture Supplement as to the other parties hereto shall be deemed to be their original signatures for all purposes.

IV.          Concerning the Trustee.

The recitals contained in this Indenture Supplement shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Indenture Supplement and makes no representation with respect thereto. In entering into this Indenture Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee. For the avoidance of doubt, in connection with this Indenture Supplement, the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification and shall have no liability or responsibility for such calculations or any information used in connection with such calculations.

V.          No Other Changes.

Except as explicitly provided herein, the Indenture shall remain unchanged and in full force and effect, and each reference to the Indenture and words of similar import in the Indenture, as amended hereby, shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time. This Indenture Supplement may be used to create a conformed amended and restated Indenture for the convenience of administration by the parties hereto.

VI.          Execution, Delivery and Validity.

Each of the Company and the Parent Guarantor represents and warrants to the Trustee that this Indenture Supplement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

VII.          Binding Effect.

This Indenture Supplement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

VIII.          Direction to the Trustee.

The Company hereby directs the Trustee to execute this Indenture Supplement and acknowledges and agrees that the Trustee will be fully protected in relying upon the foregoing direction and the rights, protections and indemnities afforded the Trustee under the Indenture shall apply to the execution of this Indenture Supplement and any action or inaction in connection herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Indenture Supplement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

APHRIA INC.,
as the Company

By:	/s/ Irwin D. Simon
Name: Irwin D. Simon
Title: President & CEO

TILRAY, INC.,
as the Parent Guarantor

By:	/s/ Irwin D. Simon
Name: Irwin D. Simon
Title: President & CEO

GLAS Trust Company LLC,
as Trustee

By:	/s/ Lisha John
Name: Lisha John
Title: Vice President